EXHIBIT 10.36

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of the 18th day of December, 2001, by and between Moto Photo, Inc., a Delaware corporation ("Employer"), and Paul Pieschel ("Employee"). This Agreement is based on the following considerations:

a. Employee has been acting as Employer's Senior Vice President of Franchise Sales pursuant to an Employment Agreement dated April 1, 1999 ("the 1999 Agreement"). The parties desire to change the terms of Employee's employment and enter into an employment relationship on the terms and conditions set forth in this Agreement.

b. During the term of his employment, Employee will receive access to proprietary information and/or trade secrets relating to Employer's business, its franchisees, and its business contacts that are of a highly confidential, unique, and valuable nature. In addition, Employee may be adding to the confidential information of Employer.

c. The parties acknowledge that Employer would suffer great loss and damage if any Confidential Information (as defined in Section 11 of this Agreement) is divulged at any time other than for the benefit of Employer.

d. The parties further acknowledge that Employee may establish close working relationships with valued employees of Employer or its franchisees and that Employer's business may suffer substantial harm if, at any time, Employee employs or attempts to employ, directly or indirectly, certain employees of Employer or its franchisees.

Accordingly, the parties agree as follows:

1. Prior Agreements Cancelled. This Agreement shall supersede any prior employment or compensation agreements between Employer and Employee, and all such agreements shall be deemed cancelled and of no further force or effect (except as provided in this Section 1) as of the Effective Date (as such term is defined in Section 3 of this Agreement) of this Agreement. Notwithstanding the foregoing, Employee's obligations under Section 5 of the 1999 Agreement and both parties' obligations under Section 15 of the 1999 Agreement, shall survive cancellation of the 1999 Agreement. Employee specifically acknowledges and agrees that Section 3.3 of the 1999 Agreement, and its corresponding provision(s) in any earlier employment agreement(s) between Employer and Employee, have been cancelled in consideration for the payment of Thirty-Three Thousand Dollars ($33,000) to Employee by Employer. This amount will be paid to Employee on the next regular paycheck following execution of this Agreement.

2. Duties. Employer employs Employee, for the term of this Agreement, as Senior Vice President of Franchise Sales. Employee accepts such employment upon the terms and conditions specified in this Agreement. During the term of his employment with Employer, Employee shall report to the Chief Executive Officer of Employer (or such other executive as the Chief Executive Officer may direct) and shall have the following duties:

2.1 Employee shall serve as head of Employer's Franchise Development Department and shall direct staff in the Franchise Development Department. Employee shall have only limited, if any, responsibility for preparation for, or participation in, any franchisee convention, it being the intent of both parties that Employee have no such responsibility absent unusual circumstances.

2.2 Employee shall have responsibility for franchise sales and for devising programs to increase the number of new franchises sold and/or franchise transfers effected within the MotoPhoto(R) system ("the System"). Employee shall also have responsibility for the sale of Employer-owned stores.

2.3 Employee shall supervise franchise brokers, independent sales consultants, and other franchise sales personnel of Employer.

2.4 Employee shall perform such other duties as directed from time to time by the Chief Executive Officer or such other senior executive to whom Employee may report, taking into account the work schedule set forth in Section 5 of this Agreement.

3. Term. The term of this Agreement ("the Term") shall commence July 9, 2001 (the "Effective Date") and continue through June 30, 2005, unless sooner terminated in accordance with the provisions of this Agreement.

4. The Entrepreneur's Source. Employer and Employee have agreed to a time-sharing arrangement with The Entrepreneur's Source ("TES"), a franchisor of business consultant services. Pursuant to this arrangement, Employee shall be paid and receive any fringe benefits through Employer's payroll but TES will reimburse Employer Thirty-Six Thousand Dollars ($36,000) annually for salary (including vacation and holidays) for Employee, for two-thirds of Employee's FICA, worker's compensation insurance expense, unemployment taxes, health care, life and disability insurance, and for two-thirds of the match portion of 401(k) contributions. This Agreement is contingent upon TES's signing an agreement concerning payment to Employer of payroll and expense amounts relating to Employee's work for TES. If TES declines to sign, or fails to sign by January 31, 2002, such an agreement in form satisfactory to Employer, this Agreement shall be void from its inception and shall have no force or effect. If TES signs such an agreement but subsequently breaches it by failing to reimburse Employer, Employer shall be liable for only the portion of salary, commission, and fringe benefits attributable to Employee's work for Employer.

5. Work Schedule. Employee shall devote twenty (20) hours of his week, on an average basis, to work for Employer and the remainder of his time to work for TES. Employee shall establish a regular schedule of hours when he will be available for Employer business and shall make that schedule known to Employer.

6. Annual Compensation.

6.1 Base Compensation. As base compensation for Employee's services to Employer during the period July 9, 2001 through July 8, 2002, Employer shall pay Employee a regular salary at the rate of Thirty Thousand Six Hundred Fifty-Seven Dollars ($30,657) per employment year (July 9 through July 8), payable in such manner as Employer pays its other executives. Thereafter, Employer shall pay Employee a salary determined as provided in Section 6.4 of this Agreement.

6.2 Draw. Employer shall pay Employee a draw of Five Hundred Dollars ($500.00) per month against commissions earned as provided in Section 7 of this Agreement. If, at the end of any employment year, the draw paid Employee exceeds the commissions paidduring that employment year, Employee shall, in the first month of the following employment year, repay Employer the excess of draw over commissions. Upon termination or expiration of this Agreement, if Employee has received draw in excess of commissions, Employee shall immediately repay the excess of draw over commissions.

6.3 Bonus. Employee's bonus, if any, for any fiscal year shall be at the complete discretion of the Chief Executive Officer of Employer, after consultation with the Compensation Committee of the Board of Directors of Employer. Employee must be employed at the time bonuses are paid in order to receive a bonus.

6.4 Annual Review. By April 1 of each year of this Agreement, Employer will review the compensation of Employee for the subsequent employment year. The base salary may be increased and the bonus, if any, may be adjusted either higher or lower.

7. Commissions. Employer shall pay Employee commissions in connection with the sale of MotoPhoto(R) franchises or Employer-owned stores, as follows:

7.1 For the sale of a start-up MotoPhoto(R) franchise to a franchisee new to the System, the commission shall be Five Hundred Dollars ($500.00). This commission shall be paid for new stores and conversions.

7.2 For the sale of a MotoPhoto(R) franchise to an existing System franchisee, whether a new store or a conversion/acquisition, the commission shall be Three Hundred Fifty Dollars ($350.00).

7.3 For the transfer of an existing franchise to a franchisee new to the System, the commission shall be Five Hundred Dollars ($500.00). There shall be no commission for the transfer of an existing franchise to an existing System franchisee.

7.4 For the sale of an Employer-owned store as a MotoPhoto(R) franchise, the commission shall be Two Thousand Dollars ($2,000.00). For the sale of an Employer-owned store as an independent, the commission shall be One Thousand Dollars ($1,000.00). "Sale" shall mean the transfer of an Employer-owned store, regardless of whether a purchase price has been paid. "Sale" shall not mean solely a transfer of assets. No commission shall be paid on the sale of an Employer-owned store to an employee, or former employee, of Employer.

7.5 Employer shall collect initial franchise fees and transfer fees owed pursuant to the franchise agreements between Employer and System franchisees and provide Employee with a monthly report by the last day of each month of the amounts collected during the preceding month, along with the payments due Employee from such amounts pursuant to this Section 7. Employer shall have sole discretion as to the terms and conditions of collection from System franchisees, including the right to defer, finance, or refund initial franchise fees. In no event shall any such deferred or financed payments become payable to Employee by Employer until and unless such fees are paid to Employer by System franchisees. If Employer refunds amounts collected, Employer shall have the right, as it deems appropriate, to either deduct from any payments due Employee under this Section 7 his portion of any amounts so refunded, or to require Employee to pay such portion of the refunded amount to Employer immediately upon request. Employer shall have no liability to Employee for payments under this Section 7 should any System franchisee, for any reason, fail to pay any fee owed to Employer. Notwithstanding the foregoing, if Employer, as set forth in its uniform franchise offering circular, charges no initial franchise fee or no transfer fee, Employee shall nonetheless be entitled to the appropriate commission set forth in this Section 7 with respect to a particular sale. The commission payable pursuant to Section 7.5 shall be paid upon the closing of the sale.

8. Vacation. Employee acknowledges having received payment for three weeks of vacation accrued through July 8, 2001, under the 1999 Agreement. Effective July 9, 2001, Employee will begin to accrue vacation according to Employer's policy, with one-third of the accrual to be taken by Employee from work time for Employer and two-thirds of the accrual to be paid by TES or taken by Employee from work time for TES. Employee acknowledges that TES does not pay for accrued vacation that is not used and that Employer shall have no obligation to pay Employee for any unused vacation that Employee has accrued with TES. Employee shall take vacation subject to Employer's prior approval and to Employee's giving sufficient notice so that Employer's business may operate effectively in Employee's absence.

9. Reimbursement for Expenses. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer's policies.

10. Fringe Benefits. Employee shall receive the following fringe benefits from Employer:

10.1 Car Allowance. Employer shall pay Employee a car allowance of Three Hundred Ninety Dollars ($390.00) per month, payable on a bi-weekly basis in accordance with Employer's policies. Employee shall pay all auto-related expenses, including gas, insurance, repairs, and maintenance.

10.2 Health Insurance. Employee shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance for Employee and his family, subject to the terms and conditions of such plans in effect from time to time.

10.3 Life Insurance and Long-Term Disability. Employee shall be entitled to participate in all plans or agreements maintained by Employer for its executives and for employees for life insurance and long-term disability, subject to the terms and conditions of such plans in effect from time to time.

10.4 401(k) Plan. Employee shall be entitled to contribute to Employer's 401(k) plan, subject to the terms and conditions of such plan in effect from time to time, provided that Employer shall have no obligation to match any portion of Employee's contribution attributable to salary in excess of $30,657 per year unless such match is reimbursed to Employer by TES.

11. Restrictive Covenants.

11.1 Duties. During the Term, Employee shall devote his best efforts to advance the business and welfare of Employer. Employee shall not take any action against the best interest of Employer and he shall pursue no other business interests during the term of this Agreement that conflict with his employment with the Employer. Employer agrees that Employee's work for TES shall not be deemed to be in conflict with his employment with Employer.

11.2 Covenant Not to Compete.

11.2.1 Employee acknowledges that Employer's activities are international in scope. Employee therefore covenants that, during the term of this Agreement and, except as provided in this Agreement, for a period of two (2) years after the termination of Employee's employment with Employer, its successors, and/or assigns, or cessation of payment to Employee under this Agreement, whichever is later, Employee will not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which (a) competes in a material manner with Employer within a three mile radius of any business location of Employer or any of its subsidiaries, affiliates, or franchisees, (b) which, on a national or regional basis, is a major competitor of Employer or its franchisees, or (c) which offers a photofinishing or portraiture franchise other than Employer's.

11.2.2 Nothing in this Section 11 shall preclude Employee, during the Term or thereafter, from engaging in the sale of non-Employer franchises that do not involve photofinishing or portraiture. Notwithstanding the foregoing, Employer specifically agrees that Employee may forward to TES leads interested in photofinishing or portraiture franchises or businesses that have come to Employer from markets that Employer does not wish to develop. Employer will advise Employee in writing of those markets it wishes to develop at any given time, which markets may change from time to time upon written notice to Employee.

11.2.3 Employee's ownership of any interest in a MotoPhoto(R) store or of less than two percent (2%) of the outstanding voting stock of any publicly-held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 11.2.

11.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time, other than for the benefit of the Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information; (ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or (iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such materials) the same to Employer immediately upon termination of Employee's employment with Employer or at any time upon Employer's request.

For purposes of this Agreement, the term "Confidential Information" shall mean (a) any information with respect to Employer's accounts, plans, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer and (b) manuals, files, records, software, memoranda, correspondence, drawings, designs, or other writings belonging to or in the possession of Employer or which may be produced by or come into Employer's possession in the course of Employee's employment with Employer. "Confidential Information" shall include all Confidential Information, regardless of the form in which it is communicated to, made available to, or accessed by Employee, whether verbal, in writing, in electronic format, on the Internet, on Employer's intranet/extranet, or otherwise.

11.4 Solicitation of Employer's Employees. During the Term and for a period of two (2) years after the termination of Employee's employment with Employer, its successors, or assigns, or cessation of payment to Employee under this Agreement, whichever is later, Employee shall not (i) employ or attempt to employ directly or indirectly, personally or through any entity with which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise) any Area Developer or franchisee of Employer or any employee of Employer, its subsidiaries, and/or affiliates, or (ii) induce any employee of any franchisee or Area Developer of Employer to leave the employment of such franchisee or Area Developer. Employee and Employer acknowledge that before the date of this Agreement Employee had had informal talks with most of Employer's Area Developers about working for TES but that Employee has agreed to stop, and has stopped, any such discussions.

11.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 11 cannot be compensated for by monetary damages and that any remedy at law is inadequate. Accordingly, Employee agrees that, in the event of a breach of any restrictive covenant set forth in this Agreement, Employer may seek and obtain a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 11 of this Agreement, in addition to any other legal relief available to Employer. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio. Employee specifically consents to personal jurisdiction in such courts, regardless of where he may be domiciled or resident at the time any action is brought.

11.6 Reformation. If any provision of this Section 11 should be determined by the court of competent jurisdiction to be unenforceable by reason of its being for too great a period of time, for too large a geographic area, and/or for too great a range of activities, it shall be reformed to extend over only the maximum period of time, geographic area, and/or range of activities as to which it may be enforceable.

11.7 Effect of Termination. Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under this Section 11.

12. Termination. Employer may terminate Employee's employment under this Agreement, with or without cause, upon written notice to Employee.

12.1 Termination for Cause. If Employee's employment is terminated for cause, Employee shall not be entitled to any severance and all benefits and compensation from Employer shall cease effective with the date of termination. For purposes of this Agreement, the term "cause" means any one or more of the following situations or occurrences:

12.1.1 Dishonesty, embezzlement, fraud, actions involving moral turpitude, or Employee's being convicted of a felony. For purposes of this Section 12.1.1, an action "involving moral turpitude" and/or a "felony" shall have occurred if it, in the sole reasonable judgment of the Board of Directors of Employer:

(a) impairs the financial operations of Employer;

(b) holds Employer out in a bad light to the public; and/or

(c) impedes Employee's ability to function, including by reason of his loss of reputation or his having lost the confidence of Employer's employees, area developers, and/or franchisees.

12.1.2 Gross neglect of duty (following written notice from Employer and fifteen (15) days within which to cure) or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive. In the second instance of gross neglect of duty, Employer shall have no obligation to give Employee written notice and opportunity to cure but may terminate Employee's employment immediately.

12.1.3 Material breach of any of the provisions of Section 11 of this Agreement.

12.2 Challenge to Termination. Should Employee dispute that his discharge was for cause, Employee must submit his claim to arbitration in accordance with Section 14 of this Agreement within sixty (60) days after termination of his employment. If the arbitrator(s) determine that the discharge was for cause, or if Employee does not request arbitration within sixty (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination.

12.3 Termination Without Cause.

12.3.1 If the termination of Employee is without cause, then Employer shall be responsible for one year's salary continuation at the rate effective for Employee's base compensation (as provided in Section 6.1 of this Agreement) on the date of termination, for the remainder of the Term. In addition, for the remainder of the Term, Employer shall continue to provide the car allowance set forth in Section 10.1 of this Agreement and health insurance for Employee and his family. Payment of salary continuation shall be made on Employer's pay dates for employees at its corporate headquarters. Provision of health insurance shall be subject to mitigation as provided in Section 13 of this Agreement and to the terms of any applicable health plan of Employer. Payment of salary continuation and the car allowance shall not be subject to mitigation. Payment of these amounts shall be in lieu of any payment under Employer's severance policy, if any, in effect at the time of termination of Employee's employment and shall be contingent upon Employee's executing a full release of any claims against Employer, including claims related to age discrimination.

12.3.2 Employee acknowledges that, following termination of his employment, Employer can provide health insurance only by paying the COBRA premiums for continuation coverage and that payment of such premiums by Employer will be subtracted from Employee's post-severance period eligibility for COBRA coverage. Once Employee's eligibility for COBRA coverage has expired, Employer shall have no obligation to provide health insurance for Employee and/or his family.

12.4 Voluntary Termination. Should Employee voluntarily terminate his employment with Employer, all obligations of Employer shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in Section 11.

12.5 Discontinued Benefits. Following termination of his employment for any reason, Employee shall not be entitled to contribute to Employer's 401(k) plan or to participate in any of Employer's life insurance plans.

13. Mitigation. In the event of the termination of this Agreement, Employee shall use his best efforts to mitigate his damages, if any, by seeking suitable employment for which he is qualified. This obligation to mitigate damages shall not affect any right Employee may have to salary continuation and a car allowance as provided in Section 12.3.1 of this Agreement. For purposes of this Section 13, Employee shall be "employed" if he receives health insurance benefits from any source, including self-employment.

14. Arbitration. Except, at Employer's option, as provided in Section 11.5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, including the validity and/or enforceability of this arbitration clause, shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding upon all parties to this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The expenses of arbitration shall be borne by the non-prevailing party.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law or conflict of laws provisions.

16. Assignability. This Agreement is personal to Employee, and Employee shall have no right to assign it. The terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successor and assigns.

17. Waiver. No delay, waiver, omission or forbearance by either party to enforce any right arising out of the breach of any provision of this Agreement by the other party shall be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

18. Partial Invalidity. In the event that any word, phrase, clause, sentence, or other provision in this Agreement violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision in this Agreement.

19. Survival of Obligations. The parties agree that this Agreement contains certain obligations which are intended to survive termination or expiration of this Agreement. Each party agrees to abide by those provisions applicable to it or him which, by their terms or by reasonable implication, are intended to survive termination or expiration of this Agreement.

20. Complete Agreement; Modification. This Agreement supersedes all prior agreements, written or oral, between the parties, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

21. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

22. Multiple Copies. This Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

WITNESSES: EMPLOYER:

MOTO PHOTO, INC.

By_____________________________

Linda Kramer

Vice President - Human Resources

EMPLOYEE:

________________________________

Paul Pieschel